Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated May 27, 2009, relating to the financial statements, financial statement schedule and effectiveness of internal control over financial reporting which appears in ViaSat, Inc.’s Annual Report on Form 10-K for the year ended April 3, 2009. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers
San Diego, California
March 19, 2010